Exhibit 99.1

For release:  February 15, 2013

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded long-term health care company, today announced net income available to common shareholders of $49,286,000 or $3.56 per share basic for the year ended December 31, 2012, compared to $55,401,000 or $4.02 per share basic for the year ended December 31, 2011, a decrease of 11.0%.  Annual operating revenues in 2012 decreased 1.6% from $773,537,000 to $761,262,000.

For comparative purposes, operating expenses for the 2011 year included a favorable result within our accrued risk reserves of $10,500,000 (approximately $6,825,000 after income taxes or $0.50 per common share basic), thus lowering the 2011 expense.  Excluding this adjustment, the year ended December 31, 2012 would have reflected an increase of 4.5% in income before taxes and an increase of 1.5% in net income available to common shareholders (after taxes) compared to 2011.

Fourth quarter of 2012 net income available to common shareholders was $12,266,000 or 88 cents per basic share, compared to $12,358,000 or 89 cents per basic share in the fourth quarter of 2011, a decrease of 0.7%.  Operating revenues for the fourth quarter of 2012 increased 0.7% from $192,742,000 to $194,043,000.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,460 beds.  NHC affiliates also operate 37 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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NHC Reports Year End Earnings

Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Revenues:	2012	2011	2012	2011
Net patient revenues	$ 180,175	$ 178,958	$ 705,386	$ 715,489
Other revenues	13,868	13,784	55,876	58,048
Net operating revenues	194,043	192,742	761,262	773,537

Costs and Expenses:
Salaries, wages and benefits	108,906	108,247	426,934	428,672
Other operating	49,420	50,355	198,691	198,439
Facility rent	9,848	9,992	39,355	39,736
Depreciation and amortization	7,624	7,557	29,792	28,901
Interest	110	110	455	443
Total costs and expenses	175,908	176,261	695,227	696,191

Income Before Non-Operating Income	18,135	16,481	66,035	77,346
Non-Operating Income	6,699	5,677	25,245	20,533

Income Before Income Taxes	24,834	22,158	91,280	97,879
Income Tax Provision	(10,400)	(7,632)	(33,323)	(33,807)

Net Income	14,434	14,526	57,957	64,072

Dividends to Preferred Stockholders	(2,168)	(2,168)	(8,671)	(8,671)

Net Income Available to Common Stockholders	$ 12,266	$ 12,358	$ 49,286	$ 55,401

Earnings Per Common Share
Basic	$ 0.88	$ 0.89	$ 3.56	$ 4.02
Diluted	$ 0.87	$ 0.88	$ 3.49	$ 3.90

Weighted average common shares outstanding
Basic	13,872,472	13,811,852	13,852,709	13,774,628
Diluted	14,034,532	16,442,767	16,598,816	16,414,023

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2012	2011
Cash and marketable securities	$ 173,951	$ 146,059
Restricted cash and marketable securities	146,770	134,212
Current assets	414,979	368,198
Property and equipment, net	420,907	429,651
Total assets	920,181	870,424
Current liabilities	226,495	220,659
Long-term debt	10,000	10,000
Stockholders' equity	659,672	611,736
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NHC Reports Year End Earnings

Selected Operating Statistics

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Per Diems:
Medicare	$ 434.47	$ 427.45	$ 430.13	$ 452.32
Managed Care	$ 408.76	$ 400.80	$ 408.22	$ 415.03
Medicaid	$ 165.68	$ 158.31	$ 159.65	$ 157.48
Private Pay and Other	$ 192.95	$ 183.49	$ 192.42	$ 185.96

Patient Days:
Medicare	118,006	115,000	478,767	466,325
Managed Care	33,387	27,899	124,801	106,489
Medicaid	270,200	287,798	1,088,944	1,139,880
Private Pay and Other	151,004	153,439	599,966	606,975
	572,597	584,136	2,292,478	2,319,669

Average Per Diem	$ 242.44	$ 229.49	$ 238.25	$ 236.03